Exhibit 16
February 28, 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Quad/Graphics, Inc. Form 8-K dated February 24, 2022, and have the following comments:

1.We agree with the statements made in item 4.01(a).
2.We have no basis on which to agree or disagree with the statements made in item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP